INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Stockholders of
American Uranium Corporation
(formerly Alpine Resources Corporation)
(An Exploration Stage Company)

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our audit report relating to the financial statements of American Uranium Corporation (formerly Alpine Resources Corporation) appearing in the Annual Report on Form 10-KSB of American Uranium Corporation (formerly Alpine Resources Corporation) for the years ended February 28, 2007 and 2006.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
July 17, 2008